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                                                                    EXHIBIT 11


                  OAKWOOD HOMES CORPORATION AND SUBSIDIARIES
                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                     (in thousands, except per share data)


                                          Three months ended December 31,
                                              1994              1993

Weighted average number of common
      shares outstanding                     21,100            21,073

Add: Dilutive effect of stock
      options, computed using the
      treasury stock method                     954             1,048

Weighted average number of common
      and common equivalent shares
      outstanding                            22,054            22,121

Net income                          $         7,648    $        6,634

Earnings per common share - primary $           .35    $          .30


Weighted average number of common            21,100            21,073
      shares outstanding

Add: Dilutive effect of stock
      options, computed using
      the treasury stock method               1,065             1,067

Weighted average number of common
      shares outstanding assuming
      full dilution                          22,165            22,140

Net income                          $         7,648    $        6,634

Earnings per common share - fully   $           .35    $          .30
      diluted

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